Exhibit 99.2

CLARIFICATION ON PRESS RELEASE ISSUED EARLIER TODAY

TARGETED GENETICS CONFIRMS POSITIVE, INTERIM PHASE 1/2 STUDY FINDINGS

Trial Demonstrates Safety and Preliminary Efficacy and Supports Further
Clinical Development of tgAAC94

BOSTON and SEATTLE May 30, 2008—Targeted Genetics Corporation (NASDAQ: TGEN) issued a news release earlier today, entitled “Targeted Genetics Reports Additional Data From Inflammatory Arthritis Clinical Trial,” announcing additional interim data from its Phase 1/2 clinical study of tgAAC94 in patients with inflammatory arthritis. Pervin Anklesaria, Ph.D., vice president of therapeutic development for Targeted Genetics, presented the data in an oral presentation at the 11th Annual Meeting of the American Society of Gene Therapy (ASGT) in Seattle.

To clarify, the data demonstrated that a 30 percent decrease in the global visual analog scale (VAS) was experienced by 21/50 (42 percent) of subjects and 3/16 (19 percent) placebo subjects 12 weeks after the first injection. The global VAS is a clinically meaningful and commonly used pain assessment tool to help patients describe the intensity of their pain. A two-point decrease in swelling was noted in 8/50 (16 percent) treated subjects and 3/16 (19 percent) placebo subjects 12 weeks after the first injection. It appears that the patient-reported outcome measures of clinical response yielded greater differentiation between tgAAC94 and placebo than physical examination. In a subset of subjects, MRI was also performed on treated joints and a decrease in effusion was noted in 1/10 subjects tested.

“We are very pleased that the trial met safety endpoints and demonstrated preliminary efficacy,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics. “We believe the data suggest that tgAAC94 has the potential to improve disease symptoms that are refractory to other therapies, including systemic TNF antagonists.”

Patients in this Phase 1/2 study continue to be followed for safety and measures aimed to assess functional improvement in treated joints.

About Targeted Genetics Corporation

Targeted Genetics Corporation is a biotechnology company committed to the development of innovative targeted molecular therapies for the prevention and treatment of acquired and inherited diseases with significant unmet medical need. Targeted Genetics' proprietary Adeno-Associated Virus (AAV) technology platform allows it to deliver genes that encode proteins to increase gene function or RNAi to decrease or silence gene function. Targeted Genetics' product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure and Huntington's disease. To learn more about Targeted Genetics, visit Targeted Genetics' website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements regarding the Company's business strategy and product development, including statements regarding the data collected in the inflammatory arthritis study, the potential efficacy of tgAAC94, the potential impact of the study on our results of operations and other statements about the Company's plans, objectives, intentions and expectations. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, payments anticipated by the Company under product development collaborations and contracts, the Company's actual expenses, the Company's ability to raise capital when needed, the timing, nature and results of the Company's clinical trials, potential development of alternative technologies or more effective products by competitors, the Company's ability to obtain and maintain regulatory or institutional approvals, the Company's ability to maintain its listing on the NASDAQ Capital Market and the Company's ability to obtain, maintain and protect its intellectual property, as well as other risk factors described in its filings with the Securities and Exchange Commission (SEC), including in "Item 1A. Risk Factors" in the Company's most recent quarterly report on Form 10-Q for the quarter ended March 31, 2008 filed with the SEC. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. The Company undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company's expectations.

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Investor and Media Contacts:
Stacie D. Byars
WeissComm Partners
415.946.1072

Carolyn Wang
WeissComm Partners
415.946.1065

SOURCE: Targeted Genetics